Exhibit 10.64

March 9, 2017

HealthCare Royalty Partners II, L.P. 300 Atlantic Street, 6th Floor Stamford, CT 06901

Attention: Clarke B. Futch

Re: Amendment of Section 6.10(a) and (b)—Reports; Records; Access

Dear Clarke:

As we discussed, we wish to clarify and confirm certain language in those two Royalty Interest Acquisition Agreements between XOMA Corporation and XOMA (US) LLC (collectively, “XOMA”) and Healthcare Royalty Partners II, L.P. (“HCRP”) dated as of December 20, 2016 (collectively, the “Agreements”).  Capitalized terms not defined herein shall have the meaning set forth in the Agreements.

Specifically, with respect to Section 6.10 (“Reports; Records; Access”) of the Agreements (which are identical in text), we are writing to clarify that those Section 6.10(a) and (b) provisions relate specifically to maintaining such books and records from and after the date of the Agreements and to maintain such records and account for License Payments received by Seller (consistent with the obligations to pay such amounts to the Deposit Account and to provide reconciliations as provided under Section 6.11). Accordingly, Section 6.10(a) and (b) of each of the Agreements are amended and restated in their entirety as follows:

“Section 6.10Records; Access.

(a)During the term of this Agreement and for a period of two (2) years thereafter, Seller shall keep and maintain proper books of record and account in which true, correct and complete entries in conformity with U.S. generally accepted accounting principles and all requirements of applicable law are made of all dealings and transactions as are adequate to verify the amount of all License Payments received by Seller from Licensee.

XOMA (US) LLC

2910 Seventh StreetBerkeley, CA 94710510-204-7200

(b)	During the term of this Agreement:

(i) Buyer and its representatives shall have the right, from time to time during normal business hours and upon at least fifteen (15) Business Days’ prior written notice to Seller, but no more frequently than one (1) time per calendar year without cause, as determined by Buyer in its reasonable discretion, to visit the offices and properties of Seller where books and records relating or pertaining to any License Payments received by the Seller and the Assigned Rights are kept and maintained, to inspect and make extracts from and copies of such books and records, to discuss, with officers of Seller, the business, operations, properties, financial and other condition of XOMA, and  the amount of License Payments, if any, received by Seller from a Licensee.  In the event any inspection of such books and records reveals any underpayment by Seller, limited to any License Payment received by the Seller, in respect of any Fiscal Quarter, Seller shall pay promptly (but in any event  within five (5) Business Days thereafter) to Buyer the amount of such underpayment; and if such underpayment of any License Payment received by the Seller exceeds five percent (5%) of the License Payment received by Seller for the Purchased Interest in respect of such Fiscal Quarter, the reasonable out-of-pocket fees   and expenses incurred by Buyer and its Affiliates in connection with such inspection will be borne by Seller (in all other  cases, such fees and expenses will be borne by Buyer and its Affiliates).  All information furnished or disclosed to Buyer or any of its representatives in connection with any inspection shall constitute Confidential Information of Seller and shall be subject to the provisions of Section 6.03.”

Please confirm your understanding of the foregoing clarification amendment by countersignature below.

Sincerely,

XOMA Corporation

By:	/s/ Tom Burns
Name:	Tom Burns
Title:	Senior Vice President and CFO XOMA

(US) LLC

By:	/s/ Tom Burns
Name:	Tom Burns
Title:	Vice President, Finance and Chief Financial Officer

Acknowledged and agreed by its duly authorized representative:

HealthCare Royalty Partners II, L.P.

By:	HealthCare Royalty GP II, LLC, its general partner.

By:	/s/ Clarke B. Futch
Name:	Clarke B. Futch
Title:	Managing Partner

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